Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE October 16, 2015

ACME UNITED REPORTS THIRD QUARTER SALES AND EARNINGS

FAIRFIELD, CONN. – October 16, 2015 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the third quarter ended September 30, 2015 were $29.9 million, compared to $30.0 million in the comparable period of 2014 and an increase of 3% in constant currency. Net sales for the nine months ended September 30, 2015 were $86.7 million, compared to $82.6 million in the comparable period of 2014, an increase of 5%, or 8% in constant currency.

Net income for the quarter ended September 30, 2015 was $1.21 million, or $0.33 per diluted share, compared to $1.19 million, or $0.34 per diluted share, for the 2014 period, an increase in net income of 2%. During the quarter, the Company incurred $150,000 of one-time moving and severance costs related to the consolidation of its first aid operations. Excluding these costs, earnings per share would have been $0.35 in the third quarter. Net income for the nine months ended September 30, 2015 was $4.35 million, or $1.18 per diluted share, compared to $4.10 million, or $1.18 per diluted share, in the 2014 comparable period, a 6% increase in net income.

Chairman and CEO Walter C. Johnsen commented, “Third quarter sales were even with last year, and we continued to deliver a solid, profitable performance. I am particularly happy with the sales growth in our Westcott office products, first aid business, and European operations. Our Canadian subsidiary was impacted by difficult economic conditions, but we are gaining new business and working to recover.”

Mr. Johnsen continued, “We are in the final stages of consolidating our Norwalk, Connecticut first aid operations into our modern facility in Vancouver, Washington. We expect the consolidation to generate savings in fixed expenses and provide operating leverage in 2016 and beyond. Excluding the one-time consolidation costs of the move, earnings per share would have been $0.35 in the third quarter.”

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In the Company’s U.S. segment, net sales for the quarter ended September 30, 2015 increased 2% compared to the same period in 2014. Sales of the Westcott family of school and office products increased 7%, with the largest contribution coming from iPoint pencil sharpeners and titanium scissors. Sales of first aid products increased 4%. Excluding discontinuation of some low-margin over-the-counter medications, first aid sales increased 9%. Sales of Camillus knives declined $0.7 million in the quarter due to a retail promotion in last year’s quarter that did not repeat. Year over year, net sales for the first nine months of 2015 grew 9%, mainly due to increased sales of first aid and Westcott products.

Net sales in Canada for the three months ended September 30, 2015 decreased 24% in U.S. dollars and 9% in local currency compared to the prior-year period. Year over year, net sales for the nine months ended September 30, 2015 decreased 22% in U.S. dollars and 11% in local currency. These decreases were primarily due to a large retail chain exiting the Canadian market and weak economic conditions.

Net sales in Europe for the three months ended September 30, 2015 increased 5% in U.S. dollars and 24% in local currency compared to the 2014 period. Net sales for the nine months ended September 30, 2015 decreased 7% in U.S. dollars but rose 13% in local currency.

Gross margins were 34.5% in the third quarter of 2015 compared to 35.4% in the 2014 period. In the third quarter of 2015 the Company moved most of its first aid production from Norwalk, Connecticut to its Vancouver, Washington plant, incurring approximately $150,000 of one-time moving and severance costs. The Connecticut facility will be closed on schedule in the fourth quarter of 2015 as part of a planned consolidation of first aid facilities. Gross margins were 36.1% for the nine months ended September 30, 2015 compared to 35.4% for last year’s period. The gross margin improvement for the year was primarily due to a more favorable product mix.

The Company’s bank debt less cash on September 30, 2015 was $23.9 million compared to $24.5 million on September 30, 2014.

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ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, Cuda®, PhysiciansCare®, First Aid Only® and Pac-Kit®. For more information, visit www.acmeunited.com

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2015
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in $000's except per share data	September 30, 2015	September 30, 2014

Net sales	$29,903	$30,008
Cost of goods sold	19,577	19,393
Gross profit	10,326	10,615
Selling, general, and administrative expenses	8,334	8,685
Income from operations	1,992	1,930
Interest expense	150	157
Interest income	(1)	(4)
Net interest expense	149	153
Other expense (income)	93	67
Total other expense	242	221
Income before income tax expense	1,750	1,710
Income tax expense	542	521
Net income	$1,208	$1,189

Shares outstanding - Basic	3,354	3,250
Shares outstanding - Diluted	3,699	3,546

Earnings per share basic	$0.36	$0.37
Earnings per share diluted	0.33	0.34

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2015 (cont.)
(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in $000's except per share data	September 30, 2015	September 30, 2014

Net sales	$86,694	$82,555
Cost of goods sold	55,398	53,346
Gross profit	31,296	29,209
Selling, general, and administrative expenses	24,603	22,920
Income from operations	6,693	6,289
Interest expense	424	355
Interest income	(4)	(12)
Net interest expense	420	343
Other expense	149	78
Total other expense	569	421
Income before income tax expense	6,124	5,868
Income tax expense	1,771	1,769
Net income	$4,353	$4,099

Shares outstanding - Basic	3,328	3,224
Shares outstanding - Diluted	3,698	3,485

Earnings per share basic	$1.31	$1.27
Earnings per share diluted	1.18	1.18

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
THIRD QUARTER REPORT 2015
(Unaudited)

Amounts in $000's	September 30, 2015	September 30, 2014

Assets:
Current assets:
Cash and cash equivalents	$4,621	$5,814
Accounts receivable, net	23,587	24,007
Inventories	34,497	31,461
Prepaid and other current assets	2,163	1,839
Total current assets	64,868	63,121
Property and equipment, net	7,343	6,649
Intangible assets, net	8,613	12,761
Goodwill	4,785	1,340
Other assets	967	1,072
Total assets	$86,576	$84,943

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$7,206	$6,574
Other current liabilities	6,759	8,067
Total current liabilities	13,965	14,641
Bank debt	28,551	30,344
Other non current liabilities	362	807
	42,878	45,792
Total stockholders' equity	43,698	39,151
Total liabilities and stockholders' equity	$86,576	$84,943

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